SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 23, 2003

AMERICAN COMMUNITY PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-14369 (Commission File Number)	52-2058165 (I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of principal executive offices)(Zip Code)

(301) 843-8600
(Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On January 23, 2003, American Housing Properties L.P. ("AHP"), a wholly owned subsidiary of the Registrant, American Community Properties Trust ("ACPT"), completed its acquisition of a 95 percent ownership interest in two partnerships that own apartment units. AHP contributed a total of $1,600,000 to Coachman's Limited Partnership ("Coachman's") and Village Lake Apartments Limited Partnership ("Village Lake"), both Maryland limited partnerships, in exchange for a 10 percent general partner and 85 percent limited partner interest in both partnerships. Interstate Business Corporation ("IBC"), retained the remaining 5% general partner interests. IBC is owned by the James J. Wilson Family, beneficial owners of 52% of ACPT's outstanding shares. J. Michael Wilson serves as ACPT's Chairman of the Board and CEO.

Coachman's owns a 104 two-bedroom patio apartment complex with rents starting at $1,200 per month. Village Lake owns a 122 one-bedroom mid-rise apartment complex with rents starting at $920 per month. American Rental Management Company, a wholly owned company of the Registrant, has and will continue to manage these properties. As a result of this acquisition, ACPT, through its subsidiaries, will hold the general partner interest in all of the apartments located in St. Charles, Maryland and a controlling limited partnership interest in nine of these properties.

AHP financed the acquisition through a $2,000,000 ten-year loan. In addition to the $1,600,000 contribution, AHP agreed to pay up to $100,000 of legal and attorney fees related to the acquisition. Immediately after the contribution, Coachman's and Village Lake paid IBC the entire outstanding obligation due it, approximately $1,400,000, and a $200,000 fee to Wilson Securities Corp., a Wilson family owned entity.

The properties were appraised by an independent appraiser for an amount that exceeded the purchase price. The acquisition was recommended by the Board of Trustees and unanimously approved by the independent Trustees.

Item 7. Financial Statements and Exhibits.
(a)	The financial statements of Coachman's and Village Lake will be filed by amendment not later than sixty days after the date that the initial report on Form 8-K must be filed.
(b)

The pro forma financial statements of ACPT reflecting the Coachman's and Village Lake acquisitions will be filed by amendment not later than sixty days after the date that the initial report on Form 8-K must be filed.

(c)	Exhibits.
	2.1	Subscription Agreement between Coachman's and AHP
	2.2	Assignment and Transfer of Limited Partnership Interest
	2.3	Subscription Agreement between Village Lake and AHP
	2.4	Assignment and Transfer of Limited Partnership Interest

	99.	News Release dated January 28, 2003

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AMERICAN COMMUNITY PROPERTIES TRUST
(Registrant)

Dated: February 14, 2003	By: /s/ J. Michael Wilson
J. Michael Wilson Chairman and Chief Executive Officer

Dated: February 14, 2003	By: /s/ Cynthia L. Hedrick
Cynthia L. Hedrick Senior Vice President and Chief Financial Officer